Exhibit 99.1

NEWS RELEASE

Valvoline Inc. Announces Expiration and Results of Cash Tender Offer for Any and All of Its Outstanding 4.250% Senior Notes Due 2030

LEXINGTON, Ky., April 15, 2024 – Valvoline Inc. (NYSE: VVV), the quick, easy, trusted leader in preventive automotive maintenance, today announced the expiration and results of its previously announced tender offer (the “Tender Offer”) to purchase for cash any and all of its outstanding 4.250% senior notes due 2030 (the “Notes”). The Tender Offer expired at 5:00 p.m., New York City time, on April 12, 2024 (the “Expiration Time”). The Tender Offer was made to comply with the requirements of the asset sale covenant under the indenture governing the Notes.

The terms and conditions of the Tender Offer are described in an Offer to Purchase, dated March 14, 2024 (the “Offer to Purchase”).

According to information provided by the Depositary and Information Agent (as defined below), the aggregate principal amount of Notes validly tendered and not validly withdrawn at or prior to the Expiration Time (the “Tendered Notes”), as well as the percent of the aggregate principal amount of Notes outstanding constituting Tendered Notes, are set forth in the columns entitled "Aggregate Principal Amount of Tendered Notes" and "Percent of Outstanding Principal Amount Tendered," respectively, in the table below. The consideration being offered for such Tendered Notes is also set forth in the table below:

CUSIP/ISIN(1)	Title of Notes	Outstanding Principal Amount	Aggregate Principal Amount of Tendered Notes	Percent of Outstanding Principal Amount Tendered	Consideration(2)(3)
92047W AD3 / US92047WAD39 (Rule 144A) U92147 AB0 / USU92147AB01 (Regulation S)	4.250% Senior Notes due 2030	$600,000,000	$598,307,000	99.72%	$1,000.00

(1)	CUSIPs/ISINs are provided for the convenience of holders. No representation is made as to the correctness or accuracy of such numbers.
(2)	Per $1,000 principal amount of Tendered Notes accepted for purchase.
(3)	Does not include accrued and unpaid interest from the last date on which interest has been paid to, but excluding, the Settlement Date (as defined in the Offer to Purchase), that will be paid on the Tendered Notes accepted for purchase.

No tenders submitted after the Expiration Time will be valid. Subject to the terms and conditions of the Tender Offer, holders that validly tendered their Notes and did not validly withdraw such Notes at or prior to the Expiration Time and whose Notes are accepted for purchase pursuant to the Tender Offer are eligible to receive the consideration as set forth in the table above. In addition, holders whose Notes are accepted for purchase will receive accrued and unpaid interest on such Notes from the last date on which interest has been paid to, but excluding, the Settlement Date. Any Notes validly tendered at or prior to the Expiration Time that were not validly withdrawn at or prior to the Expiration Time may not be withdrawn thereafter, except as required by law.

Valvoline expects to accept for purchase all of the Tendered Notes. The Settlement Date for the Tendered Notes is expected to be April 16, 2024.

The consummation of the Tender Offer is subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale was made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC are the dealer managers in the Tender Offer. Global Bondholder Services Corporation has been retained to serve as both the depositary and the information agent (the “Depositary and Information Agent”) for the Tender Offer. Questions regarding the Tender Offer should be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect), Morgan Stanley & Co. LLC at (800) 624-1808 (toll-free) or (212) 761-1057 (collect) and Goldman Sachs & Co. LLC at (800) 828-3182 (toll-free) or (212) 902-5962 (collect). Requests for copies of the Offer to Purchase and other related materials should be directed to Global Bondholder Services Corporation at (855) 654-2015 (toll free) or (212) 430-3774 by e-mail at contact@gbsc-usa.com.

About Valvoline Inc.
Valvoline Inc. (NYSE: VVV) is the quick, easy, trusted leader in automotive preventive maintenance. Valvoline Inc. is creating shareholder value by driving the full potential in our core business, accelerating network growth and innovating to meet the needs of customers and the evolving car parc. With approximately 1,900 service centers throughout North America, Valvoline Inc. and our franchise partners keep customers moving with our 4.6 out of 5 star* rated service that includes 15-minute stay-in-your-car oil changes; battery, bulb and wiper replacements; tire rotations; and other manufacturer recommended maintenance services. In fiscal year 2023, Valvoline’s network delivered approximately 27 million services to generate $1.4 billion in revenue from $2.8 billion in system-wide store sales, marking 17 years of consecutive system-wide same-store sales growth. At Valvoline Inc., it all starts with our people, including our more than 10,000 team members and strong, long-standing franchise partners. We are proud to be a 10-time winner of the BEST Award for training excellence and a top-rated franchisor in our category by Entrepreneur and Franchise Times. To learn more, or to find a service center near you, visit vioc.com.

* Based on a survey of more than 900,000 Valvoline Instant Oil Change℠ customers annually
™ Trademark, Valvoline Inc., or its subsidiaries, registered in various countries
SM Service mark, Valvoline Inc., or its subsidiaries, registered in various countries

Forward-Looking Statements
Certain statements in this press release, other than statements of historical fact, are forward-looking statements. Such forward-looking statements may include, without limitation, statements about the Tender Offer, the Settlement Date, our expectation to accept for purchase all of the Tendered Notes and whether we actually consummate the Tender Offer as planned or at all. Valvoline has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should,” and “intends,” and the negative of these words or other comparable terminology. These forward-looking statements are based on Valvoline’s current expectations, estimates, projections, and assumptions as of the date such statements are made and are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. Additional information regarding these risks and uncertainties are described in Valvoline’s filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures about Market Risk” sections of Valvoline’s most recently filed periodic reports on Forms 10-K and 10-Q, which are available on Valvoline’s website at http://investors.valvoline.com/sec-filings or on the SEC’s website at http://www.sec.gov. Valvoline assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future, unless required by law.

For Further Information

Investor Inquiries
Elizabeth B. Russell
+1 (859) 357-3155
IR@valvoline.com

Media Inquiries
Angela Davied
media@valvoline.com